Exhibit 99.1

STEC Appoints Matthew Witte to Board of Directors

SANTA ANA, Calif., Dec. 16, 2008, STEC, Inc. (Nasdaq:STEC) announced today that Matthew L. Witte, a founding partner of Marwit Capital, a Newport Beach, Calif.-based Private Equity firm, has been appointed as an independent director to the STEC Board, including its Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, effective January 1, 2009. Mr. Witte’s appointment to the board will fill the vacancy that will be created upon the resignation of Vahid Manian. Mr. Manian tendered his resignation as a director effective at the end of December 31, 2008. Effective upon Mr. Witte’s appointment, STEC’s board will continue to consist of seven directors, four of whom are independent under Nasdaq rules.

One of two Managing Partners, Mr. Witte is responsible for Marwit Capital’s origination, execution and harvesting of buyouts, recapitalizations and growth investments. He leads a team of investment professionals investing from the firm’s current fund – Marwit Capital Partners II, L.P.

Mr. Witte currently serves as a Director of several private companies, including Arc Machines, Inc., Solis Women’s Health, and Promax Nutrition. Mr. Witte graduated with a Bachelor of Science from Cornell University.

“I am very pleased that Matt has chosen to join our Board,” said Manouch Moshayedi, Chairman and CEO of STEC, Inc. “His expertise with growth-stage companies will be especially valuable at this exciting time in STEC’s history. On behalf of our Directors and my colleagues at STEC, I am excited to welcome Matt to the STEC Board.”

About STEC, Inc. (Nasdaq:STEC)

STEC, Inc., with headquarters in Santa Ana, California and offices around the globe, offers the industry’s broadest range of SSDs, each with distinct product architectures to achieve the unique requirements of specific applications, spanning storage systems, servers, ultra-mobile PCs and beyond. STEC’s multi-tiered Enterprise SSD offering enables OEMs the ability to achieve significant performance improvements, power savings and improved total cost of ownership for Enterprise Systems.

For more information, visit the Company’s web site at www.stec-inc.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This release contains forward-looking statements that involve risks and uncertainties, including, but not limited to, statements concerning our optimism regarding the experiences Mr. Witte brings to the company. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual outcomes and results to differ materially from current expectations. Important factors which could cause actual results to differ materially from those expressed or implied in the forward-looking statements are detailed under “Risk Factors” in filings with the Securities and Exchange Commission made from time to time by STEC, including its Annual Report on Form 10-K, its quarterly reports on Form 10-Q, and its current reports on Form 8-K. The information contained in this press release is a statement of STEC’s present intention, belief or expectation. STEC may change its intention, belief or expectation, at any time and without notice, based upon any changes in such factors, in STEC’s assumptions or otherwise. STEC undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.

CONTACT:

Mitch Gellman

Vice President of Investor Relations

(949) 260-8328

ir@stec-inc.com